Press Release
SOURCE: eResearchTechnology, Inc.
eResearchTechnology Reports Second Quarter 2007 Results
eResearchTechnology Reports EPS of $0.08 vs. $0.03 in Q2 2006
Q2 Revenues Increase to $24.7 Million and New Bookings Increase to $34.5 Million
PHILADELPHIA, August 2, 2007/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG and eClinical technology and services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the second quarter and six-month period ended June 30, 2007.
The Company reported revenues of $24.7 million for the second quarter of 2007, a sequential increase of 17.3% from $21.1 million in the first quarter of 2007 and an 8.4% increase from $22.8 million in the second quarter of 2006. The Company reported net income of $4.1 million for the second quarter of 2007, a sequential increase of 84.1% from the first quarter of 2007 and a 146.8% increase from $1.7 million in the second quarter of 2006. This resulted in net income per diluted share of $0.08 in the second quarter of 2007, compared to $0.04 in the first quarter of 2007 and $0.03 in the second quarter of 2006.
The Company’s gross margin percentage in the second quarter of 2007 was 53.9% compared to 47.6% in the first quarter of 2007 and 46.7% in the second quarter of 2006. Pre-tax income margin in the second quarter of 2007 was 27.6% compared to 17.3% in the first quarter of 2007 and 12.3% in the second quarter of 2006. The Company’s tax rate for the second quarter of 2007 was 39.3% compared to 40.1% in the second quarter of 2006.
For the six months ended June 30, 2007, the Company reported revenues of $45.8 million compared to $44.2 million for the six months ended June 30, 2006. eRT reported net income of $6.4 million, or $0.12 per diluted share, for the six months ended June 30, 2007 compared to net income of $3.6 million, or $0.07 per diluted share, for the six months ended June 30, 2006.
The Company’s gross margin percentage for the six months ended June 30, 2007 was 51.0% compared to 49.0% for the six months ended June 30, 2006. Pre-tax income margin for the six months ended June 30, 2007 was 22.8% compared to 13.6% for the six months ended June 30, 2006. The Company’s tax rate was 39.0% for the six months ended June 30, 2007 compared to 40.1% for the six months ended June 30, 2006.
eRT ended the quarter with $63.4 million in cash, cash equivalents and investments, an increase of $0.9 million from $62.5 million at the end of the first quarter of 2007.
“The Company demonstrated strong growth both sequentially and compared to the second quarter of the prior year,” commented Dr. Michael McKelvey, President and CEO of eRT. “We were particularly pleased with the strong growth shown in our core services business (which is predominately cardiac safety). Services net revenues increased 25.7% sequentially from last quarter, and 37.0% compared to the second quarter of last year. This was offset by a reduction in equipment sales and eClinical revenues compared to both last quarter and the second quarter of last year. This quarter we improved our gross margin and pre-tax income margin percentage by 630 and 1030 basis points, respectively, from the first quarter of 2007. The gains from the second quarter of 2006 were even more pronounced. This demonstrates the leverage of our gross margin and pre-tax income as we increase our revenue and we continue to focus on improving the efficiency of our operations. We were also very pleased with the strong increase in our new bookings in the quarter, as well as the increase in our backlog.”
Highlights of the second quarter included:
*	$34.5 million in new bookings of contracts and work orders;

*	Eight new Thorough ECG study agreements were signed, valued at approximately $8.7 million, translating into an average Thorough ECG study size of more than $1 million.

*	Backlog increased to $106.8 million as of June 30, 2007. This was an increase of $5.4 million from March 31, 2007, a 23.3% annualized increase. The annualized cancellation rate was 17.6%.

*	The book-to-bill ratio for the second quarter was 1.58 based on an average of the last three quarters’ revenue, and 1.40 based on the second quarter revenue.

*	A new line of business, — electronic patient reported outcomes (ePRO) — was launched with the establishment of a long-term strategic relationship with Healthcare Technology Systems, Inc. (HTS), a leading authority in the research, development and validation of computer administered clinical rating instruments. The strategic relationship includes the exclusive licensing (subject to one pre-existing license agreement) of 57 interactive voice response (IVR) clinical assessments offered by HTS, along with HTS’ IVR system and five-year consulting agreements with Drs. John Greist, James (Jeff) Jefferson, and David Katzelnick — pioneers in the electronic assessment of patient outcomes in clinical research studies.
Dr. McKelvey continued, “During the quarter we made meaningful progress on our strategic plan. The creation of the eRT Consulting Group has resulted in additional revenue and, more importantly, an increased recognition by our clients of the value of a one-stop experience for the cardiac safety component of clinical trials. The strategic investment we are making in international sales is paying off, as evidenced by the strong showing of international bookings in the quarter (39% of total cardiac safety bookings). In addition, our marketing investment has yielded a number of new leads and opportunities. Our cost efficiency program, implemented in February, has contributed to our improved margins. We have completed the first stage of investment in our eClinical suite. Finally, the strategic transaction with HTS to initiate our ePRO business has received favorable market reaction and we are excited about the contributions this business will make in the future.”
2007 Guidance
The Company issued guidance for the third quarter of 2007. eRT anticipates revenues of between $24 million and $26 million and net income per diluted share of $0.07 to $0.09 for the third quarter ending September 30, 2007. For the full year ending December 31, 2007, management anticipates revenues being within the midpoint of the previously issued guidance of $95 million and $103 million. Management anticipates net income per diluted share to be at the high end of the previously issued guidance of $0.25 to $0.30.

Conference Call
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EDT on August 2, 2007. For the conference call interested participants should dial 888-469-4228 when calling within the United States or 480-629-9564 when calling internationally. There will be a playback available through 11:59 p.m. (Eastern) on August 16. To listen to the playback, please call 800-406-7325 when calling within the United States or 303-590-3030 when calling internationally. Please use pass code 3762560 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00004239. The webcast can be accessed until September 2, 2007 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2007 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Brett Maas
eResearchTechnology, Inc.	Hayden Communications
215-282-5566	646-536-7331

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net revenues:
Licenses	$1,096	$580	$1,734	$1,362
Services	12,822	17,561	27,547	31,529
Site support	8,900	6,593	14,936	12,927

Total net revenues	22,818	24,734	44,217	45,818

Costs of revenues:
Cost of licenses	77	63	153	129
Cost of services	6,300	7,233	12,456	14,023
Cost of site support	5,791	4,117	9,944	8,312

Total costs of revenues	12,168	11,413	22,553	22,464

Gross margin	10,650	13,321	21,664	23,354

Operating expenses:
Selling and marketing	3,178	3,054	6,216	5,592
General and administrative	3,974	2,919	7,813	6,388
Research and development	1,034	1,102	2,348	2,027

Total operating expenses	8,186	7,075	16,377	14,007

Operating income	2,464	6,246	5,287	9,347
Other income, net	338	569	728	1,119

Income before income taxes	2,802	6,815	6,015	10,466
Income tax provision	1,125	2,676	2,414	4,079

Net income	$1,677	$4,139	$3,601	$6,387

Basic net income per share	$0.03	$0.08	$0.07	$0.13

Diluted net income per share	$0.03	$0.08	$0.07	$0.12

Shares used to calculate basic net income per share	49,266	50,493	49,184	50,346

Shares used to calculate diluted net income per share	51,515	51,782	51,600	51,606

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2006	June 30, 2007
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,497	$19,896
Short-term investments	41,416	42,533
Accounts receivable, net	17,866	20,205
Prepaid income taxes	2,819	740
Prepaid expenses and other	2,761	3,766
Deferred income taxes	912	912

Total current assets	81,271	88,052

Property and equipment, net	31,129	35,731
Goodwill	1,212	1,212
Long-term investments	928	932
Other assets	524	381

Total assets	$115,064	$126,308

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,360	$2,634
Accrued expenses	3,445	3,838
Income taxes payable	781	1,249
Current portion of capital lease obligations	40	2,193
Deferred revenues	11,325	10,722

Total current liabilities	19,951	20,636

Capital lease obligations, excluding current portion	—	324
Deferred tax liabilities	1,491	1,900

Total liabilities	21,442	22,860

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,356,546 and 58,820,938 shares issued, respectively	584	588
Additional paid-in capital	83,493	86,699
Accumulated other comprehensive income	1,510	1,739
Retained earnings	70,225	76,612
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	93,622	103,448

Total liabilities and stockholders’ equity	$115,064	$126,308

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2006	2007
Operating activities:
Net income	$3,601	$6,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,772	7,139
Cost of sales of equipment	2,612	535
Non-cash share-based compensation	1,643	1,142
Changes in operating assets and liabilities:
Accounts receivable	960	(2,269)
Prepaid expenses and other	(961)	(245)
Accounts payable	1,458	(2,184)
Accrued expenses	(823)	382
Income taxes	(2,332)	2,259
Deferred revenues	(5,788)	(647)

Net cash provided by operating activities	6,142	12,499

Investing activities:
Purchases of property and equipment	(10,007)	(7,995)
Purchases of investments	(18,720)	(40,651)
Proceeds from sales of investments	14,640	39,530

Net cash used in investing activities	(14,087)	(9,116)

Financing activities:
Repayment of capital lease obligations	(75)	(1,132)
Proceeds from exercise of stock options	2,062	1,462
Stock option income tax benefit	2,365	578
Repurchase of common stock for treasury	(5,803)	—

Net cash (used in) provided by financing activities	(1,451)	908

Effect of exchange rate changes on cash	144	108

Net (decrease) increase in cash and cash equivalents	(9,252)	4,399
Cash and cash equivalents, beginning of period	18,432	15,497

Cash and cash equivalents, end of period	$9,180	$19,896

eResearch Technology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
For the Three and Six Months Ended June 30, 2006 and 2007
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2006	2007	2006	2007
Gross margin:
GAAP gross margin	$10,650	$13,321	$21,664	$23,354
	—	—	—	—

Non-GAAP income gross margin	$10,650	$13,321	$21,664	$23,354

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$2,464	$6,246	$5,287	$9,347

Cost of efficiency improvements	—	—	—	676
CEO and CFO transition	731	—	1,200	—
Settlement of contract dispute	—	—	646	—

Subtotal of reconciling items	731	—	1,846	676

Non-GAAP operating income	$3,195	$6,246	$7,133	$10,023

Reconciliation of GAAP to Non-GAAP net income and net income per diluted share:
GAAP net income	$1,677	$4,139	$3,601	$6,387

Cost of efficiency improvements	—	—	—	412
CEO and CEO transition	438	—	718	—
Settlement of contract dispute	—	—	387	—

Subtotal of reconciling items	438	—	1,105	412

Non-GAAP net income	$2,115	$4,139	$4,706	$6,799

GAAP net income per diluted share	$0.03	$0.08	$0.07	$0.12

Non-GAAP net income per diluted share	$0.04	$0.08	$0.09	$0.13